Exhibit 99.1

Spirit AeroSystems board names Larry Lawson,

president and chief executive officer

WICHITA, Kan., Mar. 19, 2013 — Spirit AeroSystems, Inc. [NYSE: SPR] announced today that its board of directors has named Larry A. Lawson, president and chief executive officer, effective April 6, 2013. Mr. Lawson, formerly executive vice president of Lockheed Martin Aeronautics business segment, succeeds Jeff Turner who has been Spirit’s CEO since the company’s formation in 2005. Mr. Turner is expected to remain on Spirit’s board of directors.

“The board sought a CEO armed with a strong record of operating and financial performance on both mature and new aircraft programs with the ability to take Spirit to the next level,” said Bob Johnson, board chairman of Spirit AeroSystems. “Larry met all of the board’s criteria. He is a well-known and highly respected leader in the industry and has outstanding experience managing multiple premier aircraft platforms efficiently and profitably across a large-scale business.”

“Spirit is uniquely positioned in the expanding commercial aircraft market,” said Lawson. “I look forward to extending Spirit’s strong performance in its core business while driving continuous improvement and greater consistency in the company’s development programs. I am excited to work with the team to bring our operational and cost performance to its full potential.”

Lawson began his career as a flight control engineer working on the F-15 Eagle at McDonnell Douglas. He has since held a broad range of leadership positions in engineering, advanced development, business development, and program management in a career spanning more than 30 years. In his work at Lockheed Martin, Lawson has overseen key aircraft production programs such as the F-35, F-22, F-16, C-130J, and C-5, including highly classified programs in the world-renowned Skunk Works® organization. Lockheed Martin Aeronautics segment reported $15 billion in revenue in 2012.

He holds a bachelor’s degree in Electrical Engineering from Lawrence Technological University, where he also serves on the board of trustees, has a master’s degree in Electrical Engineering from the University of Missouri, and is a graduate of the Harvard Business School Advanced Management Program and an MIT Seminar XXI Fellow. While he was executive vice president/general manager of the F-22 Raptor, the program was awarded the Collier Trophy as the most significant accomplishment in aerospace for 2006.

“The board wishes to express warm thanks to Jeff Turner for his dedication as CEO, and for his vision and leadership in creating Spirit by transforming a former OEM supply division into a premier aerostructures manufacturer,” said Johnson. “Jeff has built a truly world class business in Spirit.”

Spirit AeroSystems is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. The company has more than $5 billion in annual revenue with a current backlog in excess of $35 billion. Every Boeing commercial aircraft in production contains Spirit hardware, as does a majority of the Airbus fleet.

On the web: http://www.spiritaero.com
On Twitter: @SpiritAero

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Contact:                        Coleen Tabor, Investor Relations, (316) 523-7040

Ken Evans, Corporate Communications, (316) 523-4070

About Spirit AeroSystems, Inc.

Spirit AeroSystems, with headquarters in Wichita, Kan., USA, is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. In addition to its Wichita and Chanute facilities in Kansas, Spirit has locations in Tulsa and McAlester, Okla.; Kinston, N.C.; Nashville, Tenn.; Prestwick, Scotland; Preston, England; Subang, Malaysia; and Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.